Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-44854) of Perficient, Inc. of our report dated June 28, 2007, with respect to the financial statements of The Perficient, Inc. 401(k) Employee Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ BKD, LLP

St. Louis, Missouri
June 28, 2007